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                    Trustee's Distribution Statement


THE                 TO THE HOLDERS OF:
BANK OF             Prudential Securities Structured Assets, Inc.
NEW                 Receipts on Corporate Securities, Series CHR 1998-1
YORK

In accordance with Article IV, Section 4.2 of the Base Trust Agreement dated as of August 28, 1997, The Bank of New York, as Trustee, submits the following cash basis statement for the period ending August 1, 1999.

With regard to the August 1, 1999 Distribution Date:

The amount of principal distribution is $614,670.79 and interest is $1,525,039.21.

The aggregate stated principal amount of the Term Assets are $57,830,000.00 at 7.4%.

The aggregate Certificate Principal Balance is $46,309,612.59.

Underlying Securities held as of August 1, 1999.

Principal Amount         Title of Security
$57,830,000.00           CHRYSLER CORPORATION ("CHR")
                         $57,830,000 Aggregate Principal Amount of
                         7.4% Debentures Due August 1, 2097


                                   THE BANK OF NEW YORK,
                                   as Trustee